Exhibit 10.56

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), made as of the Effective Date (as defined in Section 1.2), by and between Jesse Avenue, LLC, a California limited liability company (“Jesse”) Roseville Road, LLC, a California limited liability company (“Roseville”) (collectively, Jesse and Roseville shall hereinafter be referred to as “Seller”) having an office at 410 Park Avenue, New York, New York and Gadsden Growth Properties, Inc., a Maryland Corporation (the “Buyer”) having an office at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260.

Article I
Purchase and Sale; Effective Date

Section 1.1           Description of Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, at the price and upon the terms and conditions of this Agreement, the following items (collectively, the “Property”):

(i)	That certain land commonly known as the “Jessie Lots” constituting approximately 13.68 gross acres, consisting of 94 lots (the “Jessie Property”); and the land commonly known as the “Roseville Highway Lots” constituting approximately 9.63 gross acres, consisting of 66 lots (the “Roseville Property”) (the “Jessie Property” and the “Roseville Property” are hereinafter collectively referred to herein as the “Land”), as more particularly described, respectively, in the Preliminary Reports (defined below);

(ii)	Any and all buildings, structures, fixtures and other improvements located on the Land (collectively, the “Improvements”) (the Land and Improvements collectively, the “Real Property”);

(iii)	Any and all rights and appurtenances pertaining to the Real Property, including all of Seller’s right, title and interest in and to the adjacent streets, roads, alleys, strips, gores, easements, rights of ingress or egress, rights-of-way, reversionary rights, and any other interests in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining the Real Property, and any awards made or to be made in connection therewith;

(iv)	All of Seller’s right, title and interest in and to (A) any and all licenses, permits, certificates of occupancy, approvals, authorizations, entitlements, development rights, entitlements, and consents now and/or hereafter issued to Seller by any federal, state, county or municipal authority in connection with the Real Property (collectively, the “Permits”) to the extent they are transferable and assignable, (B) any and all site and as-built plans, architectural, engineering, landscape, mechanical, electrical and structural plans, studies, drawings, specifications, renderings, development related documents, surveys, environmental assessments or studies relating to the Property (collectively, the “Plans”), if any, that are owned by Seller and that are in Seller’s possession or control, (C) any and all contracts which are binding upon or relating to the Real Property (collectively, the “Contracts”) to the extent they have been accepted by Buyer, in writing, are assignable, and extend beyond the Closing (as defined in Section 7.2) as described on Schedule 2, (D) any and all guaranties, warranties and bonds, if any, made by any contractors, subcontractors, vendors or suppliers to Seller regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Real Property (collectively, the “Warranties & Guaranties”), and (E) any and all of Seller’s right title and interest in, and to zoning and development rights, and other general intangibles relating to the Real Property (collectively, the “Development Rights and Intangibles”);

(v)	Seller’s right, title and interest in and to any and all fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by Seller, located at, and used solely in connection with the operation of, the Real Property (collectively, the “Personalty”), subject to depletions, replacements or additions thereto in the ordinary course of business of the Real Property. The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto; and

(vi)	Any and all right, title and interest of Seller in and to all oil, gas and other minerals in, on or under, and that may be produced from the Land.

Section 1.2           Effective Date. The “Effective Date” of this Agreement shall be June 7, 2018 for all purposes, regardless of the last date on which this Agreement is actually executed by the parties, as indicated alongside such party’s signature.

Article II
Purchase Price

Section 2.1           Contribution of the Property. At the Closing and subject to the terms and conditions contained in this Agreement, each Seller shall and does, effective as of the Closing, hereby assign, set over, and transfer to the Buyer, absolutely and unconditionally and free and clear of all liens, judgments and encumbrances, except for the Permitted Exceptions, all of such Seller’s right, title and interest in and to the Property, in exchange for the Purchase Price (defined below).

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Section 2.2           Purchase Price; Consideration. At the Closing and subject to the terms and conditions contained in this Agreement, the Buyer or any Affiliate thereof shall, in exchange for and in consideration for the Property, (i) issue and transfer [47,593/76,800] preferred series A shares issued by valued at $25.00 per share or [$1,189,829 1,920,000] (collectively, the “Purchase Shares”), which Purchased Shares shall be registered in the name of and delivered to Forum Global Finance SCS (“Forum”) and Seller hereby directs that such Purchase Shares be so delivered to Forum (as a condition precedent to such registration, Forum shall deliver a release of its or any of its affiliates liens or other encumbrances on the Property in accordance with the payment direction letter attached hereto, which release shall be effective upon Forum’s receipt of the Purchased Shares); (ii) cash in the amount of $200,000 which shall be paid to Seller, outside of Escrow (as defined herein) upon execution of this Agreement, as an advance of the Purchase Price to be refunded to Buyer if the Closing does not occur (“Transaction Fee”), and (iii) subject to obtaining Lender Consent (defined below), assume the Assumed Loans, ((i) and (iii) collectively, the “Purchase Price”). Buyer shall have no obligation to inquire as to any matter with respect to the delivery of the Purchase Shares to Forum and as a condition to such delivery shall receive a copy of the payment direction letter which shall provide a release of all liens and encumbrances of Forum and any of its affiliates with respect to the Property purchased under this Agreement. The delivery of the Purchase Shares shall be deemed good and valuable consideration payable to Seller.

Section 2.3           Lender’s Consent. Seller understands and agrees that Buyer has received the written consent (“Lender Consent”) of GCA Equity Partners LLC (“Lender”) for Buyer to assume the existing loan(s) with respect to the Properties in the original principal amount of $1,781,128 (the “Assumed Loans”) pursuant to which the Lender has agreed to: (1) the release of Seller as borrower and the release of all guarantors and indemnitors from all liability in respect of the Loan (“Seller Release”), and (2) the return to Seller of all escrows, reserves, holdbacks, and like deposits the Lender may be holding in connection with the Loan. All fees, including without limitation, any assumption fee, of the Lender in connection with obtaining the Lender Consent and consummating the Loan assignment and assumption shall be paid by Buyer. Seller shall, at Closing, assign to Buyer and Buyer shall assume from Seller all of Seller’s right, title, interest and obligations in and to the Loan. [Buyer shall also, simultaneously with the Closing, pay to Seller the in immediately available cash funds an amount equal to the sum of all escrows, reserves, holdbacks and like deposits that Lender is then holding in connection with the Loan.] Seller and Buyer agree to reasonably cooperate with each other in order for the Loan to be assumed by Buyer.

Section 2.4           Within five business days after the Effective Date, Buyer and Seller shall open an escrow (the “Escrow”) with Old Republic National Commercial Title Services, which is hereby designated as the escrow holder (“Escrow Holder”) for the purposes of carrying out the terms of this Agreement.

Section 2.5           Buyer shall deposit in Escrow, in time to permit the close thereof, the remaining balance of the cash Purchase Price, in cash or by wire transfer, together with costs, prorations and/or adjustments pursuant to the Estimated Combined Settlement Statement approved by Seller and Buyer (“Estimate”). It is agreed that the remaining cash Purchase Price is zero.

Section 2.6           This Agreement is hereby designated as joint escrow instructions duly signed by Seller and Buyer. Although Escrow Holder may require further written instructions executed by Seller and Buyer to clarify the duties and responsibilities of Escrow Holder, any such further instructions shall not modify or amend the provisions of this Agreement, except as it relates to the duties and responsibilities of Escrow Holder.

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Section 2.7           In the event Escrow Holder is unable to comply with these instructions and close Escrow by the Closing Date, then unless Escrow Holder has been advised in writing of the termination of this Agreement by either party, Escrow Holder shall continue to attempt to comply with these instructions and close Escrow as soon as possible thereafter, but in no event later than May 25, 2018. In no event shall the Closing occur unless all conditions precedent to said Closing, as set forth herein, have been previously satisfied (or waived by the party in whose favor such condition runs).

Section 2.9           In the event of any disagreement between the parties hereto resulting in conflicting instructions to, or adverse claims or demand upon Escrow Holder with respect to the release of any funds or documents on deposit in this escrow, Escrow Holder may refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue and in so refusing Escrow Holder shall not release any such funds and/or documents. In such event, Escrow Holder may, at its option, deposit any such funds and/or documents in a court of competent jurisdiction for the determination by said court of the entitlement to same. Escrow Holder shall not become liable in any way whatsoever for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands and it shall be entitled to continue to refrain from acting until such conflicting instructions or adverse claims or demands (a) shall have been adjusted by agreement and it shall have been notified in writing thereof by joint instruction of the parties hereto or (b) shall have finally been determined in a court of competent jurisdiction that instructs Escrow Holder on the disposition of the funds and/or documents on deposit.

Article III
Seller’s Documents; As Is Loss

Section 3.1           Delivery of Seller’s Documents. Seller has delivered to Buyer, or has made available to Buyer, without representation or warranty of any kind whatsoever, the diligence items (the “Seller’s Documents”) listed in Exhibit B attached hereto. Buyer acknowledges that it has received and reviewed all of the Seller’s Documents and has approved of the same.

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Section 3.2           Disclosure of Information. Buyer agrees that any and all information delivered by Seller or its agents and representatives with respect to the Property, that is not publicly available (hereinafter referred to as “non-public information”), shall be held by Buyer in confidence and not released or shared with anyone except (i) Buyer shall be entitled to make such disclosures to its investors, shareholders, members, partners, affiliates, consultants, lenders (including proposed lenders), employees, professional advisors and others that Buyer has already informed (including without limitation, Forum) (collectively, “Buyer’s Representatives”) to the extent reasonably necessary to allow Buyer to evaluate the Property, negotiate, enter into this Agreement or consummate the transactions contemplated by this Agreement, provided such Buyer’s Representatives have been advised of the terms of this Section 3.1(b), and (ii) Buyer shall be entitled to make such disclosure to the extent required by law (including, without limitation, any disclosure required under any federal or state securities law), or by any rules or policies of any governmental body; provided, however, that Buyer notifies Seller of the nature of and reason for such disclosure at least ten (10) business days prior to making such disclosure unless disclosure is required in a shorter period of time by applicable law or not permitted under applicable law or process. If for any reason this transaction does not close, at Seller’s written request, any such information and any copies that have been made by Buyer shall be promptly returned to Seller or destroyed. In either case, Buyer agrees not to (and to instruct Buyer’s Representatives not to) retain any copies, summaries, extracts or other reproductions of non-public information in whole or in part, except to the extent required by applicable law; provided, however, that any non-public information so retained shall continue to be bound by the terms of this Agreement. “Non-public information” shall not include information that is (i) already published or available to the public other than by a breach of this Agreement, (ii) rightfully received from a third party not in breach of any obligation of confidentiality under this Agreement or otherwise, or (iii) independently developed by Buyer or any of Buyer’s Representatives without access to the non-public information. The parties shall keep confidential and not disclose the transaction contemplated by this Agreement except as necessary to consummate the same. The provisions of this Section shall survive the termination of this Agreement for a period of one (1) year.

Section 3.3           “AS IS” TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT AS PROVIDED BY SECTION 3.3 OF THIS AGREEMENT, NEITHER SELLER NOR ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, NOR ANY OTHER PERSON OR ENTITY REPRESENTING OR PURPORTING TO REPRESENT SELLER, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, CONCERNING (i) THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL OR PHYSICAL CONDITION THEREOF, OR (ii) THE LAWS, ORDINANCES, RULES AND REGULATIONS APPLICABLE TO THE PROPERTY, OR THE COMPLIANCE OF THE PROPERTY THEREWITH, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, RULES OR REGULATIONS, OR (iii) THE SUITABILITY OR FITNESS OF THE PROPERTY FOR THEIR CURRENT USE OR BUYER’S PROPOSED USE, OR (iv) ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY. EXCEPT ONLY AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN ANY OF THE CLOSING DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT, BUYER EXPRESSLY AGREES THAT THE PROPERTY IS BEING SOLD “AS IS, WHERE IS”, WITH ALL FAULTS, AND THAT BUYER IS RELYING SOLELY ON ITS OWN OPINIONS AND THE OPINIONS OF BUYER’S AGENTS AND CONSULTANTS AS TO THE CONDITION OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH ANY AND ALL LAWS, RULES AND REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, RULES AND REGULATIONS, AND THE SUITABILITY OR FITNESS OF THE PROPERTY FOR THEIR CURRENT USE AND BUYER’S PROPOSED USE. BUYER DOES HEREBY FOREVER RELEASE SELLER OF AND FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, LIABILITY FOR CONTRIBUTION, AND ALL OTHER LIABILITIES ARISING OUT OF THE CONDITION OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHETHER OR NOT DISCOVERABLE UPON A REASONABLE INVESTIGATION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CONDITIONS CAUSED BY THE NEGLIGENCE OF SELLER, BUT EXCLUDING ANY LIABILITIES TO THE EXTENT THEY ARISE OUT OF THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT OR FRAUD.

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Article IV
Due Diligence

Section 4.1           Approval of Due Diligence Investigation. Buyer hereby acknowledges and agrees that Buyer has conducted a thorough investigation of the Property, including, without limitation, the matters described in Section 3.2 as well all matters affecting title to the Property, the fair market value of the Property, the ability to market, finance and/or develop the Property, and, having sufficient knowledge of the same, is satisfied with and approves of Buyer’s due diligence investigation of the Property.

Article V
State of Title

Section 5.1           Permitted Exceptions. As a condition to Closing for the benefit of Buyer, title to the Real Property shall be insurable by a reputable title insurance company selected by Buyer doing business in the State where the Real Property is located (the “Title Insurer”), subject only to those exceptions and exclusions shown on (y) the Preliminary Report issued by Madison Title Agency LLC, dated April 25, 2018 for the Jessie Property, and (z) the Preliminary Report issued Madison Title Agency LLC, dated April 25, 2018 for the Roseville Property (collectively the “Preliminary Reports”) (all of which are hereinafter, collectively, referred to as “Permitted Exceptions”). A copy of each of the Preliminary Reports is attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

Section 5.2           Monetary Liens. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that Seller shall have no obligation to remove any title or survey defect(s) or to incur any cost or expense in connection therewith other than to remove, at Seller’s sole cost and expense, (i) any mortgage or deed of trust affecting all or any portion of the Real Property created by Seller, subject however to Section 2.3 hereof (ii) any monetary lien (including, without limitation, a mechanics lien, a materialmen’s lien or a judgment for a liquidated amount) affecting all or any portion of the Real Property that resulted from Seller’s failure to pay any amount due and payable by Seller in connection with the Real Property, and (iii) any real estate tax or assessment liens affecting the Real Property (collectively, the “Monetary Liens”). With respect to the title defects described in clauses (i), (ii), and (iii), Seller agrees to remove the same on or before the Closing; provided, however, that if Seller fails to do so, Buyer may pay such Monetary Liens and the number of Purchase Shares to be transferred to Seller shall be reduced to correspond with the amounts paid by Buyer.

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Article VI
Representations and Warranties

Section 6.1           Seller’s Representations and Warranties.

(a)         Seller represents and warrants to Buyer, as of the Effective Date and at the Closing Date, the following with respect to itself and the Property owned by it:

(i)	The execution, delivery and performance of this Agreement by Seller are within Seller’s powers and have been duly authorized by all necessary corporate action. Further, all requisite company action has been taken in connection with the Closing and the execution and delivery of the instruments referenced in this Agreement and for the consummation of the transaction contemplated hereby and no further approval or consent is required for Seller to execute, deliver or perform this Agreement. The person whose signature appears below for Seller is duly authorized to execute and deliver this Agreement. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(ii)	Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any contract or instrument to which it is a party, or to which it is subject, or by which it or any of its assets or properties may be bound, except as herein disclosed.

(iii)	Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon it. There is no action, suit, proceeding or investigation pending which would prevent any action contemplated by this Agreement, which would become a cloud on the title to the Property or any portion thereof, or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto before any Court or before or by the Federal, district, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

(iv)	All consents and approvals required from third parties in connection with the execution and delivery of this Agreement with Seller and the performance by Seller of its obligations hereunder have either been obtained or will be obtained prior to Closing.

(v)	No condemnation, eminent domain, zoning, landmark, land use or similar proceeding in which Seller has been served with process or of which Seller has otherwise received written notice is pending, or to Seller’s knowledge threatened, with respect to all or any part of the Property. To Seller’s knowledge, there is no casualty affecting the Real Property or any part thereof.

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(vi)	Seller has not instituted, consented to, approved or to Seller’s knowledge otherwise permitted the institution of any proceeding or proceedings to obtain a change in the present zoning affecting and/or appertaining to the Property and, to Seller’s knowledge, no such proceedings are presently pending or contemplated.

(vii)	There is no pending litigation, arbitration, action, suit, proceeding or claim affecting Seller and the Property or any portion thereof relating to or arising out of the ownership, operation, development, use or occupancy of the Property and to Seller’s knowledge there is no such threatened action, suit, proceeding or claim. Seller shall give Buyer prompt notice of any such litigation instituted or threatened, in writing, prior to Closing.

(viii)	The Property is not subject to any rights of first refusal, rights of first option or any other purchase options in favor of any tenant or third party.

(ix)	There are no leases, licenses or occupancy agreements and any third party (collectively, “Leases”) or to Seller’s knowledge, rights of occupants or possession affecting the Property.

(x)	Seller has not entered into any other contract or agreement to sell all or any portion of the Property or any part thereof that is currently in effect and will not grant any option, right of first refusal or first opportunity to any party to acquire any right, title or interest in the Property or any portion thereof.

(xi)	Seller has not received any written notices of violations of any laws, ordinances, codes, regulations, or other requirements of any governmental authority having jurisdiction over the Real Property (including, without limitation, the Environmental Laws, as defined in Article XIII below) that are uncured, except as otherwise disclosed in writing by Seller to Buyer on Schedule 3 attached hereto.

(xii)	To Seller’s knowledge, there has been no release of Hazardous Materials (as defined in Section 13) with respect to the Property during the period of Seller’s ownership. Seller has received no written notice of any violation at the Property (including, without limitation, the soil and ground water underneath the Property), from either the United States Environmental Protection Agency or other federal or local governmental authority, concerning any alleged violations of any Environmental Laws (as defined in Section 13) and regulations or any investigation or request for information relating to the handling, packaging, transportation, treatment, storage or disposal of Hazardous Materials on-site or when transported off-site. To Seller’s knowledge, there are no consent orders of agreements to which Seller or any predecessor-in-interest of Seller is a party which requires remediation of the Property.

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(xiii)	The Seller has not been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for the appointment of any receiver or trustee; nor has Seller commenced any proceeding relative to the reorganization, dissolution or liquidation of the Seller.

(xiv)	Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder. Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “OFAC List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law. Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person or entity who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 12(iv) shall not apply to any person or entity to the extent that such person’s or entity’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means an entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such an entity.

(xv)	Purchase Entirely for Own Account. The Purchased Shares being acquired by Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller has not been formed for the specific purpose of acquiring the Purchased Shares being acquired by Seller.

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(xvi)	Disclosure of Information. Seller has received all information Seller considers necessary or advisable to make a decision concerning its purchase of Purchased Shares, and has had an opportunity to inspect relevant documents relating to the organization and operations of the Company and its subsidiaries. Seller understands and acknowledges that its purchase of the Purchased Shares involves a high degree of risk and uncertainty. Seller acknowledges that all documents, records and books pertaining to Seller’s purchase of the Purchased Shares that Seller has reasonably requested from the Company have been made available for inspection by Seller and Seller’s attorney, accountant or other adviser(s). Seller and/or Seller’s advisor(s) has/have had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from the Company and its subsidiaries concerning the organization and operations of the Company and its subsidiaries and all such questions have been answered to the full satisfaction of Seller, and Seller hereby agrees and acknowledges that the Buyer has made no representation or warranty regarding any of the Purchased Securities except as expressly set forth in this Agreement. To the fullest extent permitted by law, in no event shall any of Buyer’s (or its Affiliates’) directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives or advisors (or any of their respective successors) have any personal liability to the Seller or any Affiliate thereof in connection with the performance of this Agreement and the transactions contemplated hereby, and, to the fullest extent permitted by law, Seller hereby waives any claims it may have against any such Person in connection with the foregoing.

(xvii)	Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Shares.

(xviii)	There are no architects, contractors, trade contractors, materialmen, vendor or supply contract parties who have performed work at the Property within the past two (2) years.

(b)         For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “based on Seller’s actual knowledge,” “to the best of Seller’s knowledge,” or the “knowledge” of Seller, or words of similar import are used, they shall be deemed to refer to the actual, present knowledge of Suneet Singal; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of said individual or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.

(c)          All representations and warranties of Seller made in this Agreement shall be true as of the Effective Date, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and shall survive Closing for twenty-four (24) months following the Closing Date (the “Survival Period”), provided that any action to enforce such representation and/or warranty is brought within twelve (12) months from the Closing Date.

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(d)         Following Closing, Seller agrees to indemnify, defend and hold Buyer, its successors and assigns, harmless from and against all reasonable and actual loss, liability, cause of action damages, claim penalty, fine or cost, including reasonable attorneys’ fees suffered or incurred by Buyer (“Claims and Losses”) as a result of or in connection with any breach by Seller of any representation or warranty of Seller set forth in this Section 6.1 and any Claims and Losses arising prior to the Closing Date. The indemnification will remain in effect following the Closing during the Survival Period.

Section 6.2	Buyer’s Representations and Warranties.

(a)         Buyer represents and warrants to, and covenants with, Seller as follows, which representations shall be true and correct as of the Closing Date:

(i)	Buyer is duly organized or formed, validly existing limited liability company and in good standing under the laws of the State of Delaware, and is qualified to do business in any jurisdiction where such qualification is required. Buyer has all requisite power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other transaction documents, and to carry out the transaction contemplated by this Agreement. The Person who has executed this Agreement on behalf of Buyer has been duly authorized to do so.

(ii)	Upon execution by Buyer of this Agreement and the other transaction documents to which Buyer is a party, this Agreement and such other transaction documents shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Buyer is not, and to the best of Buyer’s knowledge, no Buyer Entity is, currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States; provided that the foregoing shall not include any of the foregoing Persons or any Person if such Person is a shareholder of a publicly traded company.

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Article VII
Closing Obligations; Closing; Closing Conditions

Section 7.1

(a)         On the Closing Date, Seller shall deliver to Buyer, through Escrow, unless specifically shown as to be delivered outside of Escrow the following documents (collectively the “Closing Documents”), in form and substance reasonably satisfactory to Seller and Buyer, duly executed and, if applicable, acknowledged by Seller:

(i)	Deeds (the “Deed”) of the same type which were received by Seller for each property in proper statutory form for recording, conveying title to each Real Property to Buyer subject only to the Permitted Exceptions;

(ii)	All transfer tax and other tax returns and affidavits, if any (together with evidence of all tax payments required to be made by Seller in accordance with this Agreement), which Seller is required by law to execute and deliver, either individually or together with Buyer, to any governmental authority as a result of the sale;

(iii)	Intentionally Omitted;

(iv)	A non-foreign person affidavit stating that Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980, and that upon the consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the purchase price any withholding tax;

(v)	A closing statement for each Property;

(vi)	A certificate signed by Seller stating that each of Seller’s representations and warranties set forth in Section 6.1 are true and correct in all material respects, to be delivered outside of Escrow to Buyer;

(vii)	Any and all Permits, Plans, Warranties and Guaranties in Seller’s possession, to be delivered outside of Escrow to Buyer;

(viii)	Written evidence of the termination of Contracts that are not being assumed at Closing, to be delivered outside of Escrow to Buyer;

(ix)	Loan Assumption Documents;

(x)	Non-recordable Loan Assumption documents to be delivered outside of Escrow to Buyer or Lender, as applicable Such agreements, affidavits or other documents as may be reasonably required by the Title Insurer to issue the title insurance policy as provided herein, or are required to be delivered by Seller pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Property; provided, however, that the same are consistent with this Agreement; and

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(xi)	Such other customary documents or instruments reasonably required by Escrow Holder and/or Title Insurer to carry out the intent of this Agreement, including reasonable evidence of Seller’s corporate authority to sell the Property, transfer tax forms as may be required as a condition to recording the Deed or as may be required in connection with a transfer of the Property, and an owner’s affidavit in a form sufficient to omit the parties in possession exception and the mechanic’s lien exception from each owner’s policy for the Property.

(xii)	On the Closing Date, Buyer shall deliver to Seller the balance of the Purchase Price, as adjusted pursuant to the provisions of Section 7.3, Buyer shall deliver to Seller the following documents duly executed and, if applicable, acknowledged by Buyer;

(xiii)	One (1) original Preliminary Change of Ownership Report (PCOR) to accompany each Deed;

(xiv)	All transfer tax and other tax filings, if any, which Buyer is required by law to execute and deliver, either individually or together with Seller, to any government authority as a result of the sale;

(xv)	The Recordable Loan Assumption Documents;

(xvi)	The non-recordable Loan Assumption Documents, to be delivered outside of Escrow to Seller and/or Lender’s as applicable; and

(xvii)	Such other customary documents or instruments reasonably required by Escrow Holder and/or Title Insurer to carry out the intent of this Agreement, including reasonable evidence of Buyer’s corporate authority to purchase the Property.

Section 7.2           For purposes of the Agreement the closing (the “Closing” or “Close of Escrow”) shall be the time and date when Escrow Holder is in receipt of documents and funds required for Closing per the terms of this Agreement and Title Insurer is irrevocably committed to issue title policies in a form acceptable to Buyer and shall take place within 10 business days from the date of execution of this Agreement, which Buyer may accelerate at any time, or such other date accepted by Seller and Buyer (as used, the “Closing Date”).

(a)         All apportionments and adjustments shall be made as of 11:59 p.m. (EST) on the day immediately preceding the Closing Date.

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(b)         The following apportionments and adjustments shall be made by Escrow Holder, by charge or credit against the cash portion of the Purchase Price, as of the Close of Escrow:

(i)	Real estate taxes, assessments and other governmental charges based on the fiscal year assessed, except as provided in the next succeeding sentence, occurs shall be prorated and adjusted as of the Closing Date. If there are any assessments against the Real Property on Closing Date, Seller shall pay same if the work giving rise to the assessment was commenced prior to the Effective Date; provided, however, if the work giving rise to the assessment was or is to be commenced on or after the Effective Date, such assessment shall be paid by Buyer. Notwithstanding the foregoing, if there are any assessments against the Real Property on the Closing Date which are payable in installments, Seller shall pay any installments which become due and payable prior to the Closing Date and Buyer shall be responsible for the payment of any installments which become due and payable from and after the Closing Date. If such real estate taxes, assessments and other governmental charges have not been determined as of the Closing Date, such amounts shall be apportioned on the basis of the real estate taxes, assessments and charges for the immediately preceding fiscal year, with a reapportionment as soon as the new real estate taxes, assessments and charges can be ascertained. The provisions of this clause (i) shall survive the Closing.

(ii)	Seller shall cause the water, electric and/or gas meters for the utilities used in the common areas to be read prior to the Closing, and Seller shall pay the amount due thereunder for the period up to and including the day immediately preceding the Closing Date. Buyer shall cause such meters to be transferred from Seller to Buyer as of the Closing Date and Buyer shall reasonably cooperate with coordinating such transfers.

(iii)	Seller shall be entitled to all revenues from the operation of the Property to 11:59 p.m. (EST) of the day immediately preceding the Closing Date and Buyer shall be entitled to all revenues from the operation of the Property from and after said time.

(iv)	Operating expenses (which includes utility charges, insurance costs, common area maintenance expenses, water and sewer charges, trash removal charges, real estate taxes and personal property taxes applicable to the Real Property for the year in which the Closing occurs, and all other operating expenses with respect to the Real Property (collectively “Operating Expenses”). Prior to Closing, Seller shall prepare for Buyer’s review a proposed schedule of pro-rations for all Operating Expenses for the Real Property and shall make available to Buyer documentation with respect to such Operating Expenses. Seller shall receive a credit for any pre-paid Operating Expenses and Buyer shall receive a credit for any Operating Expenses that are unpaid as of the Closing Date, but which relate to the period of time prior to the Closing Date. Buyer shall receive a credit for the amount of any such tenant reimbursable Operating Expenses collected from tenants for Operating Expenses that Seller has not paid as of the Closing Date.

(c)         Buyer shall pay 100% of the documentary or real estate transfer tax due on the sale of the Property. Seller shall pay the cost of recording any mortgage or other discharge for which it is responsible.

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(d)         Buyer shall pay all costs related to or arising out of Buyer’s due diligence, including, without limitation, all inspections, tests and other analysis. Buyer’s obligation to do so shall survive Closing.

(e)         Buyer shall pay the premium for the title policies and the cost of the Survey and any revisions thereto for the Land and Buyer shall pay the cost of recording the Deeds.

(f)          Each party shall pay its own attorneys’ fees.

Section 7.3           Closing Conditions. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion) (the “Closing Conditions”):

(a)         The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement).

(b)         Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date.

(c)         The Title Insurer shall be irrevocably committed to issue to Buyer at regular rates an ALTA standard form 2006 Owner’s Policy with respect to the Property, dated as of the Closing Date and insuring Buyer’s interest in the Property in an amount equal to the Purchase Price free of any exceptions other than the Permitted Exceptions;

(d)         Buyer shall have agreed to assume the Loan; and

(f)          All deposits held under Contracts will need to be refunded.

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Article VIII
Possession and Pre-Closing Duties

Section 8.1           No Grant of Rights. From and after the Effective Date, (i) Seller shall not (a) grant or permit any purchase options, rights of first refusals, rights of first options with respect to the Property, the creation of any license, easement, contract of sale or other encumbrance that would survive the Closing Date without obtaining Buyer’s prior written consent, which consent may be withheld or condition in Buyer’s sole and absolute discretion; (b) enter into any Leases without obtaining Buyer’s prior written consent, which consent may be withheld or condition in Buyer’s sole and absolute discretion, (c) enter into contracts or agreements affecting the Property without obtaining Buyer’s prior written consent, which consent may be withheld or condition in Buyer’s sole and absolute discretion, (d) encumber or permit the encumbrance of the Property, including, without limitation, with any covenants, conditions, restrictions, easements, liens, mortgages or deeds of trust which shall not constitute Permitted Exceptions; (e) make an application for a change in zoning of the Property; (f) perform any construction or capital improvements to the Property (except in the case of emergency repairs or correcting a violation of law and upon notice to Buyer); (g) sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of the Property or any portion thereof; (h) violate any Environmental Laws or take any action or allow any third party to take any action on the Property which results or may result in a violation of or liability under Environmental Laws; and/or (i) approve or accept any agreement with any governmental authority, that would impair Buyer’s proposed use and development of the Property for a residential development, (ii) Seller shall (a) continue to operate the Property in substantially the same manner as it did prior to the Effective Date, in accordance with all applicable laws, and continue to maintain the Property in its current condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, (b) perform when due, and otherwise comply with, all of Seller’s obligations and duties under the Contracts and the Assumed Loans; (c) maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements continuing the same or greater coverage), (d) promptly notify Buyer regarding any litigation or threatened litigation with respect to the Property, and (e) promptly deliver to Buyer a copy of any notice of need for repair or violation of laws received by Seller from any regulatory authority.

Section 8.2           Delivery of Possession. At the Closing, Seller shall deliver possession of the Property to Buyer vacant and free and clear of all Leases, tenancies or occupancies by any person or entity.

Section 8.3           Termination of Contracts. Seller agrees to terminate all Contracts (other than those described on Schedule 2 to be assumed by Buyer) on or prior to Closing and agrees that Buyer shall have no obligation to take assignment of any Contract.

Article IX
Risk of Loss; Condemnation; Environmental Release

Section 9.1           Damage or Destruction.

(a)          In the event of any damage to or destruction of any Improvement constituting a part of the Real Property due to fire or any other casualty, Seller shall promptly give notice thereof to Buyer describing such damage or destruction.

(i)	If any Improvement is damaged or destroyed on or before the Closing Date, then the provisions of this Section 9.1(b) shall apply.

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(ii)	If the estimated cost to repair and/or restore such damage or destruction is more than $100,000.00 or such destruction is an uninsured casualty, then Buyer shall have the right, upon notice to Seller, given within ten (10) days after receipt of Seller’s notice and estimate described in Section 9.1(a) (time being of the essence with respect to the giving of such notice), to either (A) terminate this Agreement or (B) close title on the Closing Date and pay the entire Purchase Price, except that Buyer shall be entitled to a credit against the Purchase Price for the amount of any insurance proceeds actually received by Seller plus any applicable deductible under the insurance policy on account of such damage; provided, however, if the insurance proceeds have not been paid to Seller as of the Closing Date, Seller shall then assign to Buyer all of its right, title and interest in and to the insurance proceeds, and Buyer shall pay the entire Purchase Price without deduction or credit, except for a credit of any applicable deductible under the insurance policy. If Buyer fails to exercise such termination right within said ten (10) day period, then Buyer shall be deemed to have elected to waive this termination right and shall close title on the Closing Date. If Buyer elects to terminate this Agreement, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, Seller shall return the entire Deposit, plus any interest accrued thereon, to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement; Buyer acknowledges and agrees that if Buyer terminates this Agreement pursuant to this Section 9.1, then Seller shall not be liable to Buyer for any costs, expenses or damages (or otherwise) incurred by Buyer in connection with this Agreement.

(iii)	If the estimated cost to repair and/or restore such damage or destruction is equal to or less than $100,000.00, then this Agreement shall remain in full force and effect, Buyer shall close title on the Closing Date, and Buyer shall pay the entire Purchase Price, except that Buyer shall be entitled to a credit against the Purchase Price for the amount of any insurance proceeds actually received by Seller and any applicable deductible under the insurance policy on account of such damage; provided, however, if the insurance proceeds have not been paid to Seller on the Closing Date, Seller shall then assign to Buyer all of its right, title and interest in and to the insurance proceeds, and Buyer shall pay the entire Purchase Price without deduction or credit other than a credit for any applicable deductible under the insurance policy.

(iv)	In the event of damage or destruction due to fire or other casualty as to which Buyer either does not have the right to terminate this Agreement or elects not to terminate this Agreement, Seller agrees to work cooperatively with Buyer prior to Closing on a “open book” basis to prepare and file any insurance claims relating to such damage or destruction and to make preparations to commence repair or restoration of the damage or destruction. Seller will, at the request of Buyer, enter into a contract with one or more contractors reasonably acceptable to Seller and Buyer for the repair of such damage and shall commence such work prior to the Closing Date provided that the cost of such work is either funded out of insurance proceeds or is funded by Buyer. The credit due to Buyer pursuant to clause (ii) or (iii) above shall be reduced by the amount of any insurance proceeds expended by Seller to pay for the cost of such work.

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Section 9.2           Condemnation. If, prior to the Closing Date, any portion of the Real Property is taken or threatened to be taken in condemnation or eminent domain proceedings, and if such taking would materially affect, (i) any building or parking area on the Real Property, or (ii) access to the Real Property from any public street, then Seller shall give Buyer notice of such taking or threatened taking, and Buyer shall have the right to terminate this Agreement. To exercise such right, Buyer shall notify Seller of its decision within ten (10) days after actual notice by Buyer (through notice by Seller) of such taking or threat to take, time being of the essence with respect to the giving of such notice. If Buyer fails to exercise such termination right within said ten (10) day period, then Buyer shall be deemed to have elected to waive this termination right and shall close title without an abatement or reduction of the Purchase Price; provided, however, Buyer shall be entitled at the Closing to the transfer or assignment of all compensation paid or rights to compensation payable on account of such taking. If Buyer elects to terminate this Agreement, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement; Buyer acknowledges and agrees that if Buyer terminates this Agreement pursuant to this Section 9.2, then Seller shall not be liable to Buyer for any costs, expenses or damages (or otherwise) incurred by Buyer in connection with this Agreement.

Article X
Default

Section 10.1         Seller’s Remedies. If Buyer fails to purchase the Property when it is obligated to do so under the terms of this Agreement, and Seller is not in default under this Agreement, then Seller shall have the right, as its sole and exclusive remedy at law or in equity, to terminate this Agreement, retain the Transaction Fee, and the parties shall be relieved of any further liability or obligation hereunder, except with respect to those obligations that are expressly stated herein to survive the termination of this Agreement.

Section 10.2         Buyer’s Remedies. If Seller shall default in performing its obligations hereunder prior to or at the Closing Date, then Buyer’s sole remedy at law or in equity shall be to either (i) terminate this Agreement, and Seller shall promptly reimburse Buyer for its actual, out-of-pocket costs and expenses in connection with this transaction in an amount not to exceed $100,000.00 in which event the parties shall be relieved of any further liability or obligation hereunder, except with respect to those obligations that are expressly stated herein to survive the termination of this Agreement, or (ii) seek specific performance of this Agreement.

Section 10.3         Limitation on Remedies. The limitations on the parties’ remedies set forth in Sections 10.1 and 10.2 above will not be deemed to prohibit or impair either party from seeking enforcement of and damages under indemnification agreements of either party under this Agreement or, subject to the terms conditions and limitations of this Agreement, seeking actual damages incurred by such party for a breach of a representation or a warranty of the other party or any action taken in bad faith or fraud. Notwithstanding the foregoing, in no event will either party be entitled to recover from the other any punitive, consequential or speculative damages.

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Article XI
Brokerage Commissions

Each party represents to the other that it has not dealt with any broker, finder, salesperson or other intermediary in connection with the sale of the Property. Each party agrees to protect, indemnify and hold harmless the other from and against any and all liabilities, claims, demands, costs, expenses (including reasonable attorneys’ fees and disbursements) and judgments relating to any fee, commission or other compensation asserted by any broker, finder, salesperson or other intermediary in contradiction of the foregoing representation by such party. The provisions of this Article XI shall survive the closing.

Article XII
Miscellaneous

Section 12.1         Notices. Except as expressly provided in Section 12.1, each notice or other communication required or permitted hereby shall be in writing and shall be (a) personally delivered, (b) sent by a reputable overnight delivery service, (c) sent by United States certified mail, return receipt requested, postage prepaid, addressed as set forth in Section 12.1(i) – (ii) below, or (d) sent by facsimile or e-mail with an original copy transmitted to the recipient by means described in this Section 12.1(i)-(ii) no later than two (2) business days after transmittal via facsimile or e-mail.

(i)	If to Seller: to the address listed in the introduction to this Agreement with a copy to:

Downey Brand LLP

621 Capitol Mall

18th Floor

Sacramento, CA 95814

Attn: Anthony A. Arostegui

Email: aarostegui@downeybrand.com

If to Buyer:

to the address listed in the introduction to this Agreement

with a copy to:

Herrick Feinstein LLP

Two Park Avenue

New York, New York 10016

Attn: Richard M. Morris

Email: rmorris@herrick.com

If to Escrow Holder

Old Republic National Commercial Title Services

261 S. Figueroa Street, Suite 260

Los Angeles, CA 90012

Attn: Amy D. Hiraheta

Email: Ahiraheta@OldRepublicTitle.com

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Any notice or other communication given pursuant to the provisions of this Section 12.1 shall be deemed effective upon receipt by the addressee or upon the date receipt is refused. Any party may, by notice given as aforesaid, designate other addresses to which or addressees who shall be entitled to receive notices hereunder.

Section 12.2        Binding Effect. The submission of this Agreement or a summary of some or all of its provisions does not constitute an offer to sell or to buy the Property, it being understood and agreed that neither Seller nor Buyer shall be legally obligated with respect to a sale or purchase of the Property unless and until this Agreement has been executed by both Seller and Buyer and a fully executed original has been delivered to both pursuant to the provisions of Section 12.1.

Section 12.3       Discharge of Seller’s Obligations. The delivery of the Closing Documents by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except Seller’s representations and warranties and those obligations of Seller which are expressly stated in this Agreement to survive the Closing.

Section 12.4       Further Assurances. The parties each agree to do such other and further acts, and to execute and deliver such instruments and documents, as either party may reasonably request from time to time, whether before or after the Closing, including, but not limited to, any such instruments and documents to effectuate the transfer and assignment of any aspect or component of the Property, without additional consideration, in furtherance of the purposes of this Agreement. The provisions of this Section 12.4 shall survive the Closing.

Section 12.5        Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties with regard to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment or termination is sought.

Section 12.6        Severability. If any provision of this Agreement is determined to be invalid or unenforceable, it shall not affect the validity and enforcement of the remaining provisions hereof.

Section 12.7        Computation of Time Periods. Any time period provided for in this Agreement that ends on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. (EST) on the next business day. In determining the expiration date of any time period measured from the Effective Date, the Effective Date shall not be included in that time period.

Section 12.8         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages.

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Section 12.9        Assignment. This Agreement shall not be assigned by Seller or Buyer without the prior written consent of the other, non-assigning party, and any assignment in violation of such restriction shall be absolutely null and void ab initio. Buyer shall have the unlimited right to assign this Agreement (without having to obtain the consent of Seller) to a single purpose entity, wholly owned by Buyer or by Gadsden Growth Properties, L.P., its operating partnership. In event Buyer elects to assign this Agreement pursuant to this Section 12.9, it shall notify Seller in writing at least five (5) days prior to the Closing Date.

Section 12.10      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and permitted assigns.

Section 12.11      Time of Essence. Time shall be of the essence with respect to each and every obligation under this Agreement.

Section 12.12      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, provided that the laws and local customs of the location of the Land shall govern the closing procedures and conditions with respect to such Land.

Section 12.13       No Personal Liability. No shareholders, partners or members of Seller and Buyer, nor any of their or their respective managers, officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller and Buyer hereby each waives for itself and anyone who may claim by, through or under Seller or Buyer, respectively, any and all rights to sue or recover on account of any such alleged personal liability.

Section 12.14       “Real Estate Reporting Person”. Escrow Holder is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4. Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file a Form 1099-S information return and send a copy of same to Seller as required under the aforementioned statute and regulation. Seller and Buyer shall promptly furnish their federal tax identification numbers to Escrow Holder and shall otherwise reasonably cooperate with Escrow Holder in connection with Escrow Holder’s duties as real estate reporting person.

Article XIII
Environmental Matters

Section 13.1.       Environmental Condition. The Buyer or its assignee may conduct a Phase I environmental assessment, and, if necessary, a Phase II environmental assessment at Buyer’s expense. If Hazardous Materials are deposited on the Property in quantities and concentrations which violate Environmental Laws or if Buyer is otherwise not satisfied with the results of such environmental assessments, in Buyer’s sole and absolute discretion, Buyer at its option and as its sole remedy may terminate this Agreement, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement; provided, however, that in such event, Seller shall retain the Transaction Fee.

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Section 13.2.       Definition of Environmental Laws. For purposes hereof, the term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, regulations, orders, criteria and guidelines issued by governmental authorities having jurisdiction, including any judicial or administrative interpretations thereof, in each case as amended, relating to the regulation and protection of human health, safety, the environment and natural resources, including, without limitation, the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, the Toxic Substances Control Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, each as amended.

Section 13.3.       Definition of Hazardous Materials. For purposes hereof, the term “Hazardous Materials” shall mean petroleum or petroleum products or by-products, asbestos, asbestos-containing materials, any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “special wastes” or words of similar meaning, under any Environmental Laws, and any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental or regulatory authority, in each case regardless of quantity or concentration.

Article XIV
1031 Exchange

Section 14.1        Seller Exchange. Seller may affect a tax-free exchange (each, an “Exchange”) in accordance with Section 1031 of the Internal Revenue code of 1986, as amended, which Exchange will involve an exchange of another property or properties, and the Property, so long as same does not postpone the Closing Date. Buyer agrees to accommodate Seller by participating in the Exchange provided that (a) Buyer shall not incur any cost, expense or liability in connection with Seller’s Exchange, (b) Seller shall indemnify, defend and hold Buyer harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with Seller’s Exchange, (c) such Exchange is carried out in accordance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory to Buyer and its attorneys, (d) such Exchange does not adversely affect Buyer in any material respect, regarding the terms and conditions of the transaction, and (f) such Exchange does not have an adverse effect on title set forth in this Agreement. The terms and provisions of this Section 14.1 shall survive the Closing.

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Section 14.2        Buyer Exchange. Buyer may affect an Exchange, which Exchange will involve an exchange of another property or properties, and the Property, so long as same does not postpone the Closing Date. Seller agrees to accommodate Buyer by participating in the Exchange provided that (a) Seller shall not incur any cost, expense or liability in connection with Buyer’s Exchange, (b) Buyer shall indemnify, defend and hold Seller harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with Buyer’s Exchange, (c) such Exchange is carried out in accordance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory to Seller and its attorneys, (d) such Exchange does not adversely affect Seller in any material respect, regarding the terms and conditions of the transaction, and (f) such Exchange does not have an adverse effect on title set forth in this Agreement. The terms and provisions of this Section 14.2 shall survive the Closing.

Article XV
Defined Terms

As used herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

Article XVI
Post Closing Obligation

Section 16.1         Information. Seller shall provide to Buyer at no expense to Buyer, all information in the possession or control of Seller or its affiliates that Buyer requires to properly report information regarding the Property in a registration statement filed under the Securities Act of 1933, as amended.

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List of Exhibits and Schedules

Exhibit A-1	Jessie Property Preliminary Report
Exhibit A-2	Roseville Property Preliminary Report
Exhibit B	Seller’s Documents
Exhibit C	Intentionally Omitted
Schedule 1	Intentionally Omitted
Schedule 2	List of Contracts
Schedule 3	List of Violations
Schedule 4	Intentionally Omitted

[END OF DOCUMENT; SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

Jesse Avenue, LLC,
a California Limited Liability Company

By:	/s/ Suneet Singal
	Name:	Suneet Singal
	Title:	Authorized Person

Roseville Road, LLC,
a California Limited Liability Company

By:	/s/ Suneet Singal
	Name:	Suneet Singal
	Title:	Authorized Person

BUYER

GADSDEN GROWTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ John Hartman
	Name:	John Hartman
	Title:	CEO

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JOINDER OF ESCROW HOLDER

The undersigned Escrow Holder agrees to (i) accept the foregoing Agreement, (ii) be the Escrow Holder under the Agreement and (iii) be bound by the Agreement in the performance of its duties as Escrow Holder, however, the undersigned will have no obligations, liability or responsibility under (i) this Joinder or otherwise, unless and until the Agreement, fully executed by the parties and has been delivered to the undersigned, or (ii) any amendment to the Agreement unless and until the amendment is accepted by the undersigned in writing.

Date	OLD REPUBLIC NATIONAL

COMMERCIAL TITLE SERVICES

By

Amy D. Hiraheta, VP

Sr. National Commercial Escrow Officer

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EXHIBIT A-1

PRELIMINARY REPORT

[JESSIE PROPERTY]

Provided to parties

EXHIBIT A-2

PRELIMINARY REPORT

[ROSEVILLE PROPERTY]

Provided to parties

EXHIBIT A-3

[INTENTIONALLY OMITTED]

EXHIBIT B

SELLER’S DOCUMENTS

All documents delivered to Buyer on or prior to the date of this Agreement.

Seller covenants to provide additional documents as may be reasonable requested by Buyer that are needed to prepare disclosures for a registration of Buyer for the registration of its shares under the Securities Act of 1933, as amended, with respect to the Property and this Agreement.

EXHIBIT C

[INTENTIONALLY OMITTED]

SCHEDULE 1

[INTENTIONALLY OMITTED]

SCHEDULE 2

[ASSUMED CONTRACTS]

The Assumed Loan

Schedule 3

None